Exhibit 5.1
S O N F I E L D  &  S O N F I E L D

A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 770 SOUTH POST OAK LANE HOUSTON, TEXAS 77056-1913 WWW.SONFIELD.COM Telecopier (713) 877-1547 ____ Telephone (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Erin Willis Legal Assistant erin@sonfield.com

September 30, 2008

Deep Down, Inc.
15473 East Freeway
Channelview, TX 77530-4107

Ladies and Gentlemen:

We have acted as counsel to Deep Down, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of its registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, (the “Securities Act”), relating to the registration of 57,142,857 shares of Common Stock, par value of $0.001 per share, of the Company.  All of the shares of Common Stock are to be offered and sold by certain shareholders of the Company (the “Selling Shareholders”).

We, as counsel to the Company, have examined such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.  Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders, to the extent currently outstanding, have been duly authorized and legally issued and are fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Revised Statutes of the State of Nevada.  We are expressing no opinion as to the effect of the laws of any other jurisdiction.

Yours very truly,

/s/ Robert L. Sonfield, Jr.
Robert L. Sonfield, Jr.

RLSjr/ew